Exhibit 99.10

CONSENT OF DIRECTOR NOMINEE

In connection with the filing by Buda Juice. LLC (the “Company”) of the Registration Statement on Form S-1, and in all subsequent amendments and post-effective amendments or supplements thereto, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Dated:	December 12, 2025

/s/ Mo Hayat
Name:	Mo Hayat